Exhibit 23.2



               Independent Auditors' Consent



The Board of Directors
Dynamic Healthcare Technologies, Inc.

We consent to the use of our reports dated March 31, 1995, relating to the consolidated balance sheet of Terrano Corporation and subsidiary as of December 31, 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, and related schedule, which reports are included in the December 31, 1994 annual report on Form 10-K of Terrano Corporation, and incorporated by reference herein in the registration statement on Form S-2 of Dynamic Healthcare Technologies, Inc. (formerly known as Terrano Corporation) and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-2.





                                        /S/KPMG Peat Marwick LLP



Orlando, Florida
June 29, 1995